Exhibit 10.17

LICENSE AGREEMENT

Dated as of November 6, 2017

by and between

Vaccinex, Inc.

and

VX3 (DE) LP

TABLE OF CONTENTS

ARTICLE 1 Definitions		1
ARTICLE 2 License to and Use of Rights and Related Provisions		5
2.1	Grant to Licensed Assets	5
2.2	Delivery of Materials to Transferee	6
2.3	Rights and Obligations Under Third-Party License Agreements	6
2.4	Payments	7
2.5	Obligation to Fund Product Development	9
2.6	Conversion Due to Payment Failure	9
2.7	Developments	9
2.8	Substitution	10
2.9	Promotion Option	10
ARTICLE 3 Additional Obligations and Conditions		10
3.1	Regulatory Approvals	10
3.2	Compliance With Law	10
3.3	Sublicenses	11
3.4	No Challenge	11
ARTICLE 4 Representations and Warranties		11
4.1	Mutual Representations and Warranties	11
4.2	Representations and Warranties of Transferor	12
4.3	Representations and Warranties of Transferee	12
4.4	Disclaimer	13
ARTICLE 5 Reporting, Recordkeeping, and Auditing		13
5.1	Reporting	13
5.2	Recordkeeping	13
5.3	Auditing	14
ARTICLE 6 Diligence		14
6.1	Diligence	14
ARTICLE 7 Prosecution and Maintenance		14
7.1	Licensed Patents Maintenance	14
7.2	Enforcement of Licensed Patents	14
ARTICLE 8 Confidentiality		15
8.1	Confidentiality	15
8.2	Exceptions	15
8.3	Disclaimer	16
8.4	Unauthorized Disclosure	16
8.5	Public Disclosure	16
ARTICLE 9 Term and Termination		16
9.1	Term	16
9.2	Termination	16
9.3	Effect of Termination	17
ARTICLE 10 Indemnification		18
10.1	By Transferor	18
10.2	By Transferee	18
10.3	Notice and Defense of Third-Party Claims	19
ARTICLE 11 Insurance		19
11.1	Requirements	19
ARTICLE 12 Limitations and Disclaimers		19
12.1	Disclaimer of Other Damages	19
12.2	Limitations of Liability	19
ARTICLE 13 Miscellaneous		20
13.1	Notices	20
13.2	Merger	20
13.3	Assignment.	20
13.4	Certain Interpretive Provisions	21

13.5	Independent Contractor	21
13.6	Severability	21
13.7	No Third-Party Beneficiaries	21
13.8	Amendment	21
13.9	Governing Law and Venue	21
13.10	Counterparts	21
13.11	Waiver	22
13.12	Further Assurances	22
13.13	Injunctive Relief	22
13.14	Construction	22
13.15	Force Majeure	22
13.16	Export	22
Schedule A Compound
Schedule B Licensed Patents
Schedule C Development Plan
Schedule D Third-Party License Agreements

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”), dated as November 6, 2017 (the “Effective Date”), is by and between Vaccinex, Inc., a Delaware corporation having an address at 1895 Mt. Hope Avenue, Rochester, New York, 14620 (“Transferor”), and VX3 (DE) LP, a Delaware limited partnership having an address at 200 Bay Street, Suite 3800, Royal Bank Plaza, South Tower, Toronto, Ontario, Canada M5J 2Z4 (“Transferee”). Transferor and Transferee may be referred to each individually as a “Party” or together as the “Parties.”

RECITALS

WHEREAS, Transferee desires to acquire from Transferor, and Transferor desires to grant or allow Transferee, certain rights in certain patents, know-how, and laboratory notebooks relating to the Compound (as defined herein), which rights and materials are owned or licensed by Transferor;

WHEREAS, Transferor and Transferee desire to establish certain restrictions and covenants relating to their respective rights under certain existing third-party license agreements pursuant to which they are or may be licensees or sublicensees; and

WHEREAS, subject to the terms and conditions of this Agreement, the Parties desire that Transferor license to Transferee such rights in such patents, know-how and laboratory notebooks, and that the Parties agree on such rights, restrictions and covenants under such third-party license agreements.

NOW, THEREFORE, in consideration of the foregoing, the covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

Definitions

In addition to the terms defined elsewhere in this Agreement, the following capitalized terms, whether used in the singular or plural, will have the respective meanings set forth below:

“Affiliate” means, with respect to any Person: (a) any Person directly or indirectly controlling, controlled by, or under common control with such Person; (b) any officer, director general partner, member, or trustee of such Person; or (c) any Person who is an officer, director, general partner, member, or trustee of any Person described in clauses (a) or (b) of this sentence. For the purposes of this definition, the terms “controlling,” “controlled by,” and “under common control with” will mean the possession, direct or indirect, of (x) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or (y) the power to elect at least 50% of the directors, manager, general partners, or persons exercising similar authority with respect to such Person. Notwithstanding the foregoing, except as expressly provided in Section 2.3, Transferor and Transferee and their direct and indirect subsidiaries are not Affiliates of each other for purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble.

“Bad Debt” means any undisputed sum payable by any third party to Transferee or its Affiliates in connection with the sale of Licensed Products in the Territory which has not been paid within sixty (60) days of the due date for such payment.

“BLA” means a Biologics License Application filed with the FDA to obtain marketing approval for a Licensed Product in the United States, or any comparable application filed with a Governmental Entity in or for a country other than the United States.

“Capital Contributions” means, as of a particular date, the aggregate of all capital contributed to Transferee by all of its limited partners; provided, that in the event of a material breach of Transferee’s obligations to make payments to Transferor pursuant to the Services Agreements, the Parties shall discuss in good faith and mutually agree on an appropriate adjustment to the Capital Contributions reflecting the aggregate amount of capital contributed to Transferee by its limited partners and the amount of payments to Transferor under the Services Agreement, in each case, as of such date.

“Clinical Trial” means the Phase II clinical trial of the Compound referred to as VX15/2503.

“Clinical Trial Results Notice” has the meaning set forth in Section 2.8.

“Common Stock” means share(s) of common stock, par value $0.0001 per share, of Transferor.

“Compound” means VX15, as described in Schedule A, or such other compound that is substituted therefor under Section 2.8.

“Confidential Information” means any and all confidential or proprietary information and materials of or concerning a Party, including commercial, financial, and technical information, substances, formulations, techniques, methodologies, customer or client lists, programs, procedures, data, documents, know-how, protocols, results of experimentation and testing, specifications, databases, business plans, trade secrets, business arrangements, information regarding specific transactions, long-term plans and goals, and the terms and conditions of this Agreement. The Licensed Assets, in each case to the extent not specifically related to the Field, shall be treated as the Confidential Information of Transferor. In all other instances, the Licensed Assets shall be treated as the Confidential Information of both Parties during the Term; provided that after the Term, the Licensed Assets and Developments shall, in all respects, solely be the Confidential Information of Transferor.

“Developments” has the meaning set forth in Section 2.7.

“Development Plan” means the development plan attached hereto as Schedule C, as such may be amended from time to time by the Parties, including to incorporate an appropriate commercialization plan as shall be mutually agreed by the Parties, in each case, with respect to the Compound and Licensed Products in the Field in the Territory.

“Disclosing Party” has the meaning set forth in Section 8.1.

“Effective Date” has the meaning set forth in the preamble.

“Estimated Launch Date” has the meaning set forth in Section 2.9.

“FDA” means the U.S. Food and Drug Administration or any successor agency.

“Field” means the treatment, prevention, palliation, or diagnosis of Huntington’s Disease in humans.

“Governmental Entity” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory, or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Indemnitees” has the meaning set forth in Section 10.2.

“Know-How” means any and all know-how, trade secrets, manufacturing processes or protocols, writing, data, documentation, technical information, technology, and other proprietary information and materials owned by Transferor as of the Effective Date relating to the Compound in the Field, excluding Laboratory Notebooks.

“Laboratory Notebooks” means all research documentation owned by Transferor or any Affiliate and in the possession of Transferor as of the Effective Date relating to the Compound in the Field.

“Law” means any federal, provincial, state, local, or foreign law, statute, ordinance, order, code, rule, or regulation promulgated or issued by any Governmental Entity, as well as any judgment, decree, injunction, or agreement issued or entered into by any Governmental Entity.

“Licensed Assets” means, collectively, the Licensed Patents, Know-How, and Laboratory Notebooks.

“Licensed Patents” means (a) the patents, patent applications, and invention disclosures that are set forth on Schedule B; (b) any and all continuations, divisionals, continuations in part, substitutions or continued prosecution applications of any of such patents, patent applications and invention disclosures, and (c) all patents issuing from the foregoing and all reissues, re-examinations, renewals and extensions of any of the foregoing.

“Licensed Product” means any material, composition, drug, or product, the use, manufacture, having manufactured, sale, offering for sale, or importation of which would infringe a claim of any Licensed Patent.

“Liquidity Event” means (a) a sale, merger or consolidation transaction where the shares of the Transferor are exchanged for cash and/or marketable securities; (b) the consummation of an initial public offering of Transferor’s securities; (c) a sale or exclusive license of all or substantially all of the assets of Transferor related to the Compound for the Territory; or (d) a sale or exclusive license of all or a significant portion of the assets of Transferor related to the Compound or a Licensed Product.

“Losses” means any and all claims, actions, demands, suits, causes of action, losses, damages, liabilities, judgments, costs, and expenses (including reasonable attorneys’ fees) brought or asserted against a party by a third party.

“Major Financing” means a transaction or series of related transactions that include or constitute a debt or equity financing resulting in net proceeds or an extension of credit directly or indirectly to Transferor or its Affiliate in excess of US$10,000,000 in the aggregate in which (a) Transferor reasonably determines in good faith that it is in the best interests of the Compound or Licensed Products to terminate this Agreement, or (b) investors or lenders participating in such financing request that this Agreement be terminated.

“Major Transaction” means (a) a sale, merger, or consolidation transaction involving Transferee; (b) the consummation of an initial public offering of Transferee’s securities; (c) a sale, transfer, license, sublicense, or other disposition of all or substantially all of the assets of Transferee, or all or substantially all of the assets of Transferee related to the Compound; (d) any transaction or series of related transactions through which any Person, or group of related Persons, acquires more than fifty percent (50%) of the voting interests in Transferee; (e) any assignment, transfer, or other disposition of Transferee’s rights in or to this Agreement or the Services Agreement without the prior written consent of Transferor; (f) if Transferee makes any assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act in any state or country, or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof; (g) any resignation, withdrawal, or replacement of the general partner of Transferee; (h) any transaction or series of related transactions that results in Transferee changing its jurisdiction or form of organization, (i) the commencement by Transferee of any business, operations, or other activities outside the United States or Canada; or (j) a liquidation, dissolution, or winding up of Transferee, or the commencement of any of the foregoing.

“Milestone Events” has the meaning set forth in Section 2.5(b).

“Milestone Payments” has the meaning set forth in Section 2.5(b).

“Net Profit” means, with respect to Licensed Product sold in the Territory for use in the Field, the Net Sales with respect to such Licensed Product, less (i) the actual consolidated cost of such Licensed Product to Transferee and its Affiliates, together with any costs in respect of freight, insurance, duty, import and transportation, but excluding any profit made through the application of transfer pricing, less (ii) any other costs incurred by Transferee or its Affiliates that are directly related to the acquisition, importation, distribution and sale of the Licensed Product, less (iii) unless it has been already deducted in the calculation of Net Sales, the amount of any sales tax paid by Transferee or its Affiliates for which neither Transferee nor its Affiliates is entitled to credit or repayment, less (iv) any Bad Debts arising out of the sale of such Licensed Product.

“Net Sales” means, consistent with U.S. GAAP:

(a) Subject to clause (b) of this definition, the aggregate gross amount invoiced to unrelated third parties by Transferee, its Affiliates, and its sublicensees for the sale of Licensed Product, less to the extent applicable to such sale: (i) trade, cash and quantity discounts, if any, actually accrued or paid; (ii) credits, allowances and adjustments actually accrued or paid to customers, including credits for rejected or returned Licensed Product previously sold; (iii) freight, insurance and other transportation costs actually accrued or paid, to the extent separately identified on the invoice; (iv) rebates or reimbursements actually accrued or paid to managed health care organizations, national, federal, state, or local governments (or their agencies), and managed health organizations (including Medicaid rebates); and (v) taxes, including VAT (other than taxes on Transferee’s, its Affiliates’, or its sublicensees’ income), customs duties or other governmental charges on sales or use actually paid by Transferee, its Affiliates, or its sublicensees with respect to the sale of such Licensed Product. No fines, penalties or comparable payments to national, federal, state, or local governments (or their agencies) or to other third parties shall be deductible from Net Sales.

(b) Sales between Transferee, its Affiliates, or its sublicensees shall be disregarded for the purposes of calculating Net Sales as long as the Licensed Product is: (i) resold to an unrelated third party in which case the final sale to such unrelated third party shall be included in Net Sales; or (ii) transferred or disposed of by Transferee, its Affiliates, or its sublicensees for a purpose specified in clause (a) of this definition. Transfers or dispositions of Licensed Product, where on a non-profit basis and in line with normal industry practice: (x) for charitable purposes; (y) for preclinical, clinical trial, or non-commercial manufacturing purposes; or (z) for regulatory or governmental purposes shall not in each case be deemed “sales” for the purposes of calculating Net Sales. In addition, transfers or dispositions of free promotional samples of Licensed Product in line with normal industry practice shall not be deemed “sales” for the purposes of calculating Net Sales. Otherwise, for the purposes of calculating Net Sales, a “sale” shall include any transfer or other disposition of any Licensed Product for consideration.

(c) With respect to sales of Licensed Product invoiced in U.S. dollars, Net Sales shall be determined in U.S. dollars. With respect to sales of Licensed Product invoiced in a currency other than U.S. dollars, Net Sales shall be determined by converting the currencies in which the sales are made into U.S. dollars, at rates of exchange determined in a manner consistent with Transferee’s, its Affiliates’, or its sublicensees’, as applicable, method for calculating rates of exchange in the preparation of such entity’s annual financial statements in accordance with U.S. GAAP consistently applied. No amount for which deduction is permitted pursuant to this definition shall be deducted more than once.

“Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee, or other entity.

“Product Development” means the development program described in Schedule C.

“Receiving Party” has the meaning set forth in Section 8.1.

“Regulatory Approval” means any and all approvals (including pricing and reimbursement approvals), product and establishment licenses, registrations or authorizations of any kind of FDA or any foreign regulatory authority necessary for the development, pre-clinical, and human clinical testing, manufacture, quality testing, supply, use, storage, importation, export, transport, marketing, and sale of a Licensed Product (or any component thereof, including the Compound) for use in the Field.

“Remedies” has the meaning set forth in Section 7.2(b).

“Royalties” has the meaning set forth in Section 2.5(c).

“Services Agreement” means that certain services agreement of even date herewith by and between Transferor and Transferee.

“Sublicensing Revenue” means consideration in any form received by either Party or their Affiliate in connection with a grant to any third party or third parties of a sublicense, cross-license, or other license, privilege or immunity to use the Licensed Assets to make, have made, use, sell, have sold, distribute, practice, import or export Licensed Products in the Field in the Territory.

“Territory” means the United States of America and Canada.

“Term” has the meaning set forth in Section 9.1.

“Third-Party License Agreements” means the agreement(s) set forth on Schedule D.

“Transferee” has the meaning set forth in the preamble to this Agreement.

“Transferor” has the meaning set forth in the preamble to this Agreement.

“Transferor Development Costs” means the costs of all resources and any and all operations carried out by or on behalf of Transferor or its Affiliates for preclinical and clinical drug development activities with respect to the Compound or Licensed Product, including test method development and stability testing, toxicology, animal efficacy studies, formulation, quality assurance/quality control development, statistical analysis, clinical studies and testing, the Clinical Trial, regulatory affairs, product approval and registration, chemical or biological development and development manufacturing, process development, up-scaling, validation, packaging development and manufacturing, and development documentation efforts in support of development activities, anywhere in the world, in each case, except to the extent such costs are reimbursed by Transferee under the Services Agreement.

“VAT” has the meaning set forth in Section 2.5(g).

ARTICLE 2

License to and Use of Rights and Related Provisions

2.1	Grant to Licensed Assets.

(a)	Subject to the terms and conditions set forth herein, Transferor hereby grants to Transferee an exclusive, non-transferable (except as permitted pursuant to Section 13.3), license (or sublicense, as applicable), together with the right to grant sublicenses (as limited by Section 3.3), under the Licensed Assets during the Term to use, make, have made, sell, offer for sale, and import any Licensed Product, in each instance solely within the Field within the Territory.

(b)

Transferor reserves all rights in and to the Licensed Assets not expressly granted herein, including all rights under the Licensed Assets (i) to use, make, have made, sell, offer for sale, or import the Compound and any Licensed Product outside of the Field and outside of the Territory and (ii) to use, make, have made, sell, offer for sale, or import any compound that is not the Compound, regardless of Field or Territory. Transferee acknowledges and agrees that Transferor is the owner of all right, title, and interest in and to the Licensed Assets. Transferee acknowledges and agrees that it will have no right whatsoever under any Licensed Asset to, and that it shall not, use, make, have made, sell, offer for sale, or import the Compound or any Licensed Product outside of the Field or outside of the Territory.

2.2	Delivery of Materials to Transferee.

Subject to the terms and conditions of this Agreement, within one hundred twenty (120) days after the Effective Date, Transferor will, on request of Transferee, use commercially reasonable efforts to deliver or make available to Transferee or Transferee’s designated agent physical copies of all (a) patent applications included in the Licensed Patents; and (b) tangible Know-How in the possession of Transferor (including the full chemical structure and methods for the synthesis of the Compound). Such Know-How shall remain Confidential Information of Transferor.

2.3	Rights and Obligations Under Third-Party License Agreements.

With respect to each Third-Party License Agreement, Transferor and Transferee agree, subject to Section 2.4, as follows:

(a)	Transferor and Transferee acknowledge that Transferee shall have the right to exercise any right of an “Affiliate” (as defined therein) under a Third-Party License Agreement, solely to the extent such right relates to the Compound or any Licensed Product, in the Field in the Territory. Transferee further acknowledges and agrees that, notwithstanding its status as an affiliate under such Third-Party License Agreement, it will not be permitted to exercise any other rights thereunder other than those identified in the previous sentence.

(b)	Transferee agrees to comply with, and pay when due, all obligations under each Third-Party License Agreement to the extent applicable to Transferee’s activities, as if it were the licensee thereunder (including any sublicensing restrictions; royalties and milestone payment obligations; prosecution and maintenance; reporting, recordkeeping, and audits; and any other obligations, conditions, or terms reasonably determined by Transferor to be applicable to any activity of Transferee under such Third-Party License Agreement); and Transferee agrees to indemnify, defend, and hold harmless Transferor and its Affiliates and licensors from and against any and all Losses arising out of or based on any acts or omissions of Transferee with respect to any Third-Party License Agreement.

(c)	Subject to Section 2.3(b), except for development activities approved by Transferee or reasonably determined in good faith by Transferor to be in the best interests of the Compound or a Licensed Product, Transferor agrees not to exercise any right under any Third-Party License Agreement to the extent such right relates solely and exclusively to the Compound or Licensed Assets in the Field in the Territory; provided, that Transferor shall have the right to exercise any such right for purposes of performing its obligations under the Services Agreement.

(d)	Notwithstanding anything to the contrary, any payment by any third party in the form of an equity investment in Transferor (or any Affiliate) shall be retained by Transferor. Transferee will have no rights thereto, and shall not be entitled to any compensation in connection therewith.

2.4	Payments

(a)	Milestone Payments. Transferee shall pay to Transferor the following amounts (the “Milestone Payments”) upon the achievement (first occurrence) of the following corresponding events (the “Milestone Events”). For clarity, each Milestone Payment is payable only once. Each Milestone Payment shall be non-refundable, and not subject to deduction or set-off.

Milestone Event	Milestone Payment
The filing of a BLA with FDA that is not withdrawn or rejected within thirty (30) days	$10,000,000

Regulatory Approval of Licensed Product in the United States	$20,000,000

Regulatory Approval of a Licensed Product in Canada	$2,000,000

Transferee will provide notice to Transferor of the achievement of each Milestone Event within thirty (30) days of the achievement of such Milestone Event, and will pay to Transferor the applicable Milestone Payment upon or before forty-five (45) days following the achievement of the applicable Milestone Event.

(b)	Profit Share. Net Profits from the sale of Licensed Product in the Territory shall be shared as follows:

(i)	Transferee shall retain that portion of such Net Profits equal to the amount obtained by multiplying the Net Profits in respect of any reporting period by a fraction, the numerator of which is the aggregate of (A) Capital Contributions paid to Transferee and (B) Milestone Payments paid to Transferor, and the denominator of which is the aggregate of (1) U.S. $130 million and (2) the Transferor Development Costs paid or incurred following the Effective Date and prior to the expiration of the applicable reporting period; and

(ii)	Transferor shall be paid the rest of such Net Profits;

provided, however, that if Transferor exercises its promotion option under Section 2.9 and directly or indirectly commercializes a Licensed Product in the Territory, Transferor shall pay to Transferee a portion of such Net Profits equal to the amount calculated under paragraph (i) above and shall retain the amount provided under paragraph (ii) above.

Transferee shall pay or cause to be paid to Transferor (or, if Transferor exercises its promotion option under Section 2.9, Transferor will pay or cause to be paid to Transferee) the applicable portion of the Net Profits owing under this Section 2.4(b) with respect to Net Sales of a Licensed Product in the prior six (6) month reporting period within thirty (30) days following the delivery of the Development and Sales Report pursuant to Section 5.1.

In order for Transferee to calculate the share of Net Profits under this Section 2.4(b), Transferor shall promptly provide to Transferee the amount of Transferor Development Costs as of the end of June or December as reasonably requested by Transferee. Transferee shall have no liability with respect to any delay in paying Transferor a share of Net Profits caused by Transferor’s failure to promptly notify Transferee of the Transferor Development Costs under this Section 2.4(b).

(c)	Sublicensing Revenue. Sublicensing Revenue received by Transferee or its Affiliates shall be shared as follows:

(i)	Transferee shall retain that portion of Sublicensing Revenue equal to the amount obtained by multiplying such Sublicensing Revenue by a fraction, the numerator of which is the aggregate of (A) Capital Contributions paid to Transferee and (B) Milestone Payments paid to Transferor, and the denominator of which is the aggregate of (1) U.S. $130 million and (2) the Transferor Development Costs paid or incurred following the Effective Date and prior to the last day of the calendar month in which the Sublicensing Revenue was received; and

(ii)	Transferor shall be paid the rest of such Sublicensing Revenue.

Transferee will provide notice to Transferor of the receipt of any Sublicensing Revenue within thirty (30) days thereof, and will pay to Transferor the portion of such Sublicensing Revenue calculated under paragraph (ii) above upon or before forty-five (45) days following the receipt of such Sublicensing Revenue.

In order for Transferee to calculate the share of Sublicensing Revenue under this Section 2.4(c), Transferor shall promptly provide to Transferee the amount of Transferor Development Costs as of the last day of any calendar month during the Term as reasonably requested by Transferee. Transferee shall have no liability with respect to any delay in paying Transferor a share of Sublicensing Revenue caused by Transferor’s failure to promptly notify Transferee of the Transferor Development Costs under this Section 2.4(c).

(d)	Manner of Payment. All payments to be made by Transferee hereunder shall be made in U.S. Dollars by wire transfer of immediately available funds to such bank account as shall be designated by Transferor from time to time. Late payments shall bear interest at the rate of 1% per month.

(e)	Currency Conversion. All payments due hereunder shall be converted into U.S. Dollars using the conversion rate for the relevant period as reported by Reuters Ltd (at http://reuters.com/finance/currencies/quote) on the last business day of the relevant period or on the date the relevant payment was earned or became payable.

(f)	Tax Withholding. If Transferee is required to make a payment to Transferor subject to a deduction of withholding or other tax, the sum payable by Transferee (in respect of which such deduction or withholding is required to be made) shall not be reduced on account of such taxes but rather shall be paid in full by Transferee to Transferor (in the amount it would have received if such withholding or deduction had not been made), and Transferee shall separately remit the amount required to the appropriate Governmental Entity in accordance with applicable Laws. Any such withholding or other tax required under applicable Laws to be paid or withheld shall be an expense of, and borne solely by Transferee. If requested by Transferor, Transferee shall provide to Transferor written proof of payment of the appropriate taxes.

(g)

VAT. All payments due to Transferor from Transferee pursuant to this Agreement shall be paid exclusive of any value-added tax or other tax (“VAT”) required to be paid by Transferee to tax authorities in the Territory (which, if applicable, shall be payable by Transferee upon receipt of a valid VAT invoice). If Transferee is required to withhold and/or Transferor is required to report any such tax, Transferee shall promptly provide

Transferor with applicable receipts evidencing payment of such tax and other documentation reasonably requested by Transferor. For the avoidance of doubt, Transferee shall be responsible for all VAT or other taxes payable by it in respect of any payment under this Agreement.

(h)	No Offset. If any matter with respect to which Transferee may be able to assert a claim is pending or unresolved at the time that any payment is due from Transferee to Transferor under this Agreement or otherwise, Transferee shall have no right to offset, deduct, counterclaim or otherwise withhold from such payment any amount with respect to any such pending or unresolved claims, whether or not such claims arise out of or relate to this Agreement or any other matter.

2.5	Obligation to Fund Product Development.

Transferee agrees to develop and, subject to Section 2.9, commercialize the Compound and Licensed Products, at Transferee’s cost, in accordance with the Development Plan.

2.6	Conversion Due to Payment Failure.

Without limiting the rights of Transferor under Article 9, if Transferee fails to make any payment payable to Transferor under the Services Agreement or under Sections 2.3(b) or 2.4 of this Agreement, and in any such case fails to cure such nonpayment within thirty (30) days thereafter, then the following will occur immediately upon such failure to timely cure:

(a)	Transferee’s license in Section 2.1 will automatically convert to a nonexclusive license, and Transferee acknowledges and agrees that thereafter, Transferor will have the full right to operate with respect to the Compound and the Licensed Products in the Field in the Territory, including the right under the Licensed Assets to use, make, have made, sell, offer for sale, and import the Compound and any Licensed Product in the Field in the Territory;

(b)	Section 2.3(c) shall be of no further force and effect, and Transferee acknowledges and agrees that it will not assert against Transferor in any manner any rights under any such agreements;

(c)	In respect of the rights described in subsections (a) and (b), Transferee shall immediately take all such actions as may be reasonably requested by Transferor or as may be necessary for Transferor to exercise its rights under subsections (a) and (b) (including its rights to develop and commercialize the Compound and Licensed Products in the Field in the Territory); and

(d)	Transferor or Transferee may terminate this Agreement pursuant to Article 9.

2.7	Developments.

Any developments created by or on behalf of Transferee during the Term which are based on, incorporate, or constitute modifications or improvements to, (i) any of the Licensed Assets or any inventions claimed or described therein, or (ii) any asset, invention, or technology that is the subject of a Third-Party License Agreement ((i) and (ii) collectively, “Developments”), in either case shall be owned, as between Transferor and Transferee, by Transferor and deemed licensed to Transferee hereunder pursuant to the same terms and conditions as are applicable to Licensed Assets or, as the case may be, shall be subject to the terms and conditions of the applicable Third-Party License Agreement. In furtherance of the foregoing, subject to Transferee’s obligations under Section 2.3(b), Transferee (a) hereby assigns to Transferor all rights, title and interest in and to the Developments; (b) agrees to notify Transferor in writing of all Developments that arise during the Term; and (c) agrees to ensure that all

Persons engaged by Transferee to carry out any research or development activities with respect to any Licensed Asset, Compound, or Licensed Product assign in writing to Transferor all of their rights, title and interest in and to the Developments.

2.8	Substitution.

Transferor shall provide Transferee with written notice of the final results of the Clinical Trial promptly upon Transferor’s completion or receipt thereof (the “Clinical Trial Results Notice”). In the event that the primary endpoint of the Clinical Trial is not met, Transferee shall have the right, exercisable upon written notice to Transferor within ninety (90) days following Transferee’s receipt of the Clinical Trial Results Notice, to request that Transferor substitute (a) a different compound under development by Transferor as the “Compound” hereunder, (b) different indication(s) under development by Transferor as the “Field” hereunder, and/or (c) different jurisdiction(s) as the “Territory” hereunder. Upon Transferee’s exercise of the substitution right under this Section 2.8, Transferor and Transferee shall mutually agree on a compound to be substituted hereunder and/or any modifications to the Field and/or Territory hereunder, and upon agreement (including mutual agreement on such amendments to this Agreement as are reasonably necessary to implement such substitution), such new compound shall be the “Compound” as defined herein, such new indication(s) shall be the “Field” as defined herein, and/or such new jurisdiction(s) shall be the “Territory” as defined herein, as applicable. In such case, the Parties will also agree on a replacement Development Plan and on appropriate modifications to Section 2.4.

2.9	Promotion Option.

Transferee shall provide Transferor with written notice of its good faith estimate of its planned launch date for the commercialization of Licensed Product in the Territory (“Estimated Launch Date”) at least two (2) years prior to the Estimated Launch Date. Notwithstanding anything contained herein to the contrary, Transferor shall have the right, exercisable upon written notice to Transferee within ninety (90) days following the date two (2) years prior to the Estimated Launch Date, to have an exclusive or non-exclusive right to commercialize one or more Licensed Products in the Territory. Upon Transferor’s exercise of its promotion option under this Section 2.9, (a) Transferor and Transferee shall mutually agree on a promotion or co-promotion agreement containing terms for such commercialization by Transferor, and (b) references to sales by or on behalf of Transferee or its Affiliates in the definitions of “Bad Debts,” “Net Profit” and “Net Sales” shall be deemed to refer to Transferor and its Affiliates for any sales of Licensed Products in the Territory by Transferor or its Affiliates.

ARTICLE 3

Additional Obligations and Conditions

3.1	Regulatory Approvals.

From and after the Effective Date until termination or expiration of this Agreement or earlier upon the occurrence of the conversion described in Section 2.6, as between Transferor and Transferee, Transferee shall be solely responsible for filing, prosecuting, and maintaining the regulatory files, as well as obtaining Regulatory Approvals, for the Compound and Licensed Products in the Territory, in each instance to the extent related to the Field. During any period that Transferee is not solely responsible for filing, prosecuting, and maintaining the regulatory files, as well as obtaining Regulatory Approvals as provided above, Transferor shall be responsible therefor.

3.2	Compliance With Law.

The Parties will each comply with all Law applicable to the performance of their respective obligations hereunder, and with respect to Transferee, using, making, having made, offering for sale (including marketing), selling, or importing the Compound or Licensed Product in the Field in the Territory.

3.3	Sublicenses.

Transferee may not (i) sublicense, in whole or in part, its rights in or to the Licensed Assets or any other rights or interests under this Agreement to any Person, (ii) consummate, enter into, or grant any option or other right with respect to any transaction that would generate Sublicensing Revenue, or (iii) agree on its own behalf or directly or indirectly cause or permit any Affiliate, sublicensee, or assignee to do any of the foregoing, in each case (clauses (i)-(iii)), without the prior written consent of Transferor, such consent not to be unreasonably withheld or delayed. Transferee shall notify Transferor in writing before any proposed sublicense is granted with respect to any Licensed Asset. Transferee will be responsible for the acts and omissions of its sublicensees hereunder. Each sublicense entered into by Transferee relating to any Licensed Asset shall contain the following provisions: (a) the sublicensee must acknowledge and agree that the sublicense confers no rights on or to the sublicensee greater than the rights that Transferee receives under this Agreement; and (b) Transferor is a third-party beneficiary of the provisions described in (a).

3.4	No Challenge.

Transferee agrees that neither Transferee nor its Affiliates or sublicensees will bring an action for a declaratory judgment of the invalidity, unenforceability, or non-infringement of any of the Licensed Patents; initiate a re-examination, an inter-partes review, post-grant review, opposition or any other invalidation proceeding either within or outside the Territory with respect to any Licensed Patents; or assert any other legal challenge to the ownership, infringement, validity and enforceability of any of the Licensed Assets.

ARTICLE 4

Representations and Warranties

4.1	Mutual Representations and Warranties.

Each Party hereby represents and warrants to the other Party as follows:

(a)	Organization. Such Party is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or, as applicable, formation.

(b)	Authority and Validity. Such Party has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Party of its obligations under this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action required on the part of such Party, and no other proceedings on the part of such Party are necessary to authorize this Agreement or for such Party to perform its obligations under this Agreement. This Agreement constitutes the lawful, valid, and legally binding obligation of such Party, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c)

No Violation or Conflict. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby do not (i) violate, conflict with, or result in the breach of any provision of the organizational documents of such Party; (ii) conflict with or violate any Law applicable to such Party or any of its assets, properties, or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent which has not been obtained under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any lien or encumbrance on any of the assets of such Party, pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise, or other instrument or arrangement to which such Party is a party except, in the case of (iii), to the extent that such conflicts, breaches, defaults or other matters would not adversely affect the ability of such Party to carry out its obligations or exercise its rights under, and to consummate the transactions contemplated by, this Agreement.

(d)	Governmental Consents and Approvals. The execution, delivery, and performance of this Agreement by such Party do not require any approval from a Governmental Entity that has not already been obtained, effected, or provided, except with respect to which the failure to so obtain or make could not reasonably be expected to have a material adverse effect on the business, operations, properties, financial condition, assets or liabilities, results of operations or prospects of such Party or its ability to perform its obligations under this Agreement.

(e)	Litigation. There are no actions by or against such Party pending before any Governmental Entity or, to the knowledge of such Party, threatened to be brought by or before any Governmental Entity relating to the subject matter of this Agreement. There are no pending or, to the knowledge of such Party, threatened actions to which such Party is a party (or threatened to be named as a party) to set aside, restrain, enjoin, or prevent the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby by either Party. Such Party is not subject to any order of a Governmental Entity (nor, to the knowledge of such Party, is there any such order threatened to be imposed by any Governmental Entity) relating to the subject matter of this Agreement.

4.2	Representations and Warranties of Transferor.

Transferor hereby represents and warrants to Transferee that, as of the Effective Date:

(a)	except for any Licensed Assets licensed to Transferor pursuant to a Third-Party License Agreement, Transferor is the owner of all the Licensed Assets, with respect to the Field;

(b)	the Licensed Patents have not been adjudged invalid or unenforceable in whole or in part, and to the knowledge of Transferor, are valid and enforceable, in each instance with respect to the Field and the Territory;

(c)	to the knowledge of Transferor, no third party is engaging in any activity that infringes any valid claim in any Licensed Patent with respect to the Field in the Territory; and

(d)	Transferor has not received any notice in writing alleging that the use of the Licensed Assets with respect to the Field in the Territory as contemplated hereunder misappropriates or infringes any third-party intellectual property right.

4.3	Representations and Warranties of Transferee.

Transferee represents and warrants that it has not relied solely on information provided by Transferor, and has conducted its own due diligence investigation to its own satisfaction prior to entering into this Agreement. Transferee acknowledges that the information provided by Transferor with respect to the Licensed Assets and Third-Party License Agreements was sufficient for Transferee to fully appreciate the scope of the Licensed Assets and Third-Party License Agreements and that Transferor has always acted in a cooperative manner regarding any request by Transferee for additional information regarding the Licensed Assets and Third-Party License Agreements.

4.4	Disclaimer.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 4, THE LICENSED ASSETS AND ANY ASSETS OR RIGHTS UNDER ANY THIRD-PARTY LICENSE AGREEMENT ARE PROVIDED “AS IS,” AND TRANSFEROR EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT. TRANSFEROR DOES NOT WARRANT THE PERFORMANCE OF THE COMPOUND OR ANY LICENSED PRODUCT, INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY OR THE LIKELIHOOD OF SUCCESS OF ANY CLINICAL STUDY OR APPLICATION FOR MARKETING AUTHORIZATION RELATING TO THE COMPOUND OR ANY LICENSED PRODUCT CURRENTLY IN DEVELOPMENT OR FOR WHICH MARKETING AUTHORIZATION HAS NOT YET BEEN GRANTED EITHER IN THE UNITED STATES OR IN ANY OTHER COUNTRY.

ARTICLE 5

Reporting, Recordkeeping, and Auditing

5.1	Reporting.

(a)	Transferee shall provide to Transferor written progress reports on request detailing its development progress and efforts to commercialize under the Development Plan, as well as any Net Profits or Sublicensing Revenue, with respect to the Compound or Licensed Products, in each instance within forty-five (45) days after the end of each June or, as the case may be, December (the “Development and Sales Report”). Such Development and Sales Report shall include, but not be limited to, the following topics: summary of work completed, summary of work in progress, current schedule of anticipated Regulatory Approvals, manufacturing, sublicensing efforts, and market plans for introduction of Licensed Products, as well a detailed breakdown of Net Sales data and Net Profits from the applicable period regarding the Compound and Licensed Products. Such progress reports shall be in a form satisfactory to Transferor, and in addition, in the event Transferor requires any additional information in connection with any progress report, Transferee shall promptly provide such information to Transferor.

(b)	The semi-annual report shall identify completion of each event relating to the development of Licensed Products as identified in the Development Plan and any Milestone Event. Transferee shall submit a summary report certifying if Transferee has achieved any Milestone Event. Each summary report shall include relevant documentation and other materials to enable Transferor to determine if the Milestone Event has been accomplished. In the event additional information is reasonably needed by Transferor to evaluate the achievement of a Milestone Event, Transferee shall cooperate to promptly provide such information to Transferor upon Transferor’s written request; provided, that Transferee and its Affiliates and sublicensees shall not be required to provide Transferor actual clinical trial data or drug regulatory applications (summaries of such documents substantiated with proof of filing before the regulatory authorities will be deemed sufficient for purposes of this Section 5.1).

(c)	Without limiting the foregoing, each Party shall notify the other Party in writing as promptly as practicable in the event either Party consummates, enters into, agrees to, or becomes aware of, a Liquidity Event, Major Financing, or Major Transaction.

5.2	Recordkeeping.

Transferee or its agent shall keep full, true, and accurate records and books of account in sufficient detail to permit convenient calculations of the milestones and other amounts payable or paid in connection with this Agreement or any Third-Party License Agreement, as well as to evidence Transferee’s use of any Licensed Asset or any asset or right under any Third-Party License Agreement, in any case for at least five (5) years from the end of the calendar year to which they pertain. Transferee shall further cause its Affiliates and sublicensees to keep similar books or generally-accepted equivalents.

5.3	Auditing.

Within thirty (30) days following receipt of a written request from Transferor, but no more than once every (12) twelve months, Transferee agrees to permit an independent audit of the relevant financial, manufacturing, shipping, and other records of Transferee during normal business hours for the sole purpose of ensuring compliance with this Agreement or any Third-Party License Agreement. The audit must be conducted in confidence, and the auditing firm shall provide copies of the audit results to Transferor (or its designees), which shall treat such information in accordance with the provisions of Article 9. Transferee shall promptly remedy any payment failure or shortfall disclosed by such audit. Such audit must be conducted by an accounting firm reasonably acceptable to Transferee at Transferor’s expense. However, if such audit determines that any payments due to any party in connection with this Agreement or any Third-Party License Agreement were higher by five percent (5%) or more than the amounts paid by Transferee for any audited period, all costs of the audit and any unpaid amounts will be paid to Transferor by Transferee, together with interest on such unpaid amounts at the rate of 1% per month, within thirty (30) days after Transferee is notified of the same.

ARTICLE 6

Diligence

6.1	Diligence.

Transferee shall exercise commercially reasonable efforts and diligence in developing and commercializing the Compound and Licensed Products and obtaining Regulatory Approvals with respect thereto, in each instance in the Territory in the Field, such commercially reasonable efforts and diligence to be in accordance with the efforts and resources a similarly-situated company would use for a product candidate owned by it or to which it has rights that is of similar market potential as the Compound or Licensed Product, taking into account the competitiveness of the marketplace, the proprietary position of the Compound or Licensed Product, the relative potential safety and efficacy of the Compound or Licensed Product, the cost of goods and availability of capacity to manufacture and supply the Compound or Licensed Product at commercial scale, the profitability of the Compound or Licensed Product, and other relevant factors (including technical, legal, scientific, and medical factors).

ARTICLE 7

Prosecution and Maintenance

7.1	Licensed Patents Maintenance.

Transferor (or its designee) shall have the sole right to, as applicable, prepare, file, prosecute, and maintain the Licensed Patents. Transferee shall pay all costs associated therewith. Transferee shall provide such assistance to Transferor (or its designee) at Transferee’s expense as Transferor may reasonably request, and shall promptly notify Transferor of all matters that come to its attention that may affect the preparation, filing, prosecution or maintenance of the Licensed Patents. In the event that Transferor (or its designee) elects not to prepare, file, prosecute, or maintain any Licensed Patent with respect to the Field in the Territory, then Transferor shall provide Transferee with written notice of such election, and Transferee shall thereafter have the right to prepare, file, prosecute, and maintain the Licensed Patents, in each instance solely with respect to the Field in the Territory.

7.2	Enforcement of Licensed Patents.

(a)

Notification and Information. Each Party shall promptly notify the other of any infringement or misappropriation or suspected infringement or misappropriation of any Licensed Asset or (solely with respect to a field to which such other Party has rights pursuant to Section 2.3) any asset or right under a Third-Party License Agreement and any other facts that may affect the validity, scope, or enforceability of any Licensed Asset or (solely with respect to a field in which such other Party is permitted to exercise rights pursuant to Section 2.3) any asset or right under a Third-Party License Agreement, and such notifying Party shall provide the other Party with all information that it may have with respect thereto.

(b)	Enforcement. In the event of any past, present, or future infringement or misappropriation by a third party of any Licensed Asset, Transferor (or its designee) shall have the right (but not the obligation) to pursue any and all injunctive, compensatory, and other remedies and relief (collectively, “Remedies”) against such third party. Should Transferor (or its designee) elect not to pursue any Remedies against any such third party relating to an infringement or misappropriation of such Licensed Asset within the Field in the Territory within ninety (90) days after notice from Transferee requesting Transferor to do so, then Transferee shall have the right (but not the obligation) to pursue such Remedies against such third party.

(c)	Assistance and Cooperation. In the event that a Party (or its designee) pursues any Remedies under Section 7.2(b), the other Party will use reasonable efforts to assist and cooperate with the Party (or its designee) pursuing such Remedies. Any damages or other amounts collected will be distributed as follows: first, to the Party (or its designee) that pursued Remedies to cover its costs and expenses; second, to the other Party to cover its costs and expenses, if any, relating to the pursuit of such Remedies; and third, any remaining amount will be distributed (a) to Transferee, to the extent the Remedies relate to infringement of the Licensed Patents in the Territory within the Field, and (b) to Transferor (or its designee), to the extent the Remedies do not relate to infringement of the Licensed Patents in the Territory or do not relate to the Field.

(d)	Marking. With respect to the Licensed Patents, Transferee shall ensure that the Compound or Licensed Product or the packaging thereof or materials related thereto are marked with the numbers of the applicable Licensed Patents.

ARTICLE 8

Confidentiality

8.1	Confidentiality.

Each Party (a “Receiving Party”) may disclose to the other Party (a “Disclosing Party”) certain Confidential Information in connection with this Agreement. All Confidential Information shall be maintained in confidence, shall not be disclosed to any third party, and shall be protected with the same degree of care as the Receiving Party normally uses in the protection of its own confidential and proprietary information, but in no case with any less degree than reasonable care. Notwithstanding the foregoing, Transferor may disclose any Confidential Information of Transferee as reasonably necessary or advisable to licensors, collaboration partners or investors, or potential licensors, collaboration partners or investors, in Transferor or any of its Affiliates. The Receiving Party shall ensure that each of its personnel holds in confidence and makes no use of the Disclosing Party’s Confidential Information for any purpose other than those expressly permitted under this Agreement or otherwise required by Law.

8.2	Exceptions.

The restrictions herein provided on the use of Confidential Information shall not apply with respect to Confidential Information which the Receiving Party can prove:

(a)	is known by the Receiving Party at the time of receipt other than by previous receipt from the Disclosing Party;

(b)	is or becomes a part of the public domain without breach of this Agreement by the Receiving Party;

(c)	is legitimately obtained by the Receiving Party without a commitment of confidentiality from a third party;

(d)	is independently developed by the Receiving Party; or

(e)	is disclosed pursuant to judicial action or government regulations; provided that the Receiving Party notifies the Disclosing Party prior to such disclosure and cooperates with the Disclosing Party in the event that the Disclosing Party elects to contest and avoid such disclosure.

8.3	Disclaimer.

Except as expressly provided herein, this Agreement will not be construed as granting or conferring, either expressly or by implication, any rights, licenses, or relationships by the furnishing of Confidential Information.

8.4	Unauthorized Disclosure.

Each Party acknowledges and agrees that the Confidential Information of the other Party constitutes proprietary information or trade secrets valuable to the other Party, and that the unauthorized use, loss, or outside disclosure of such Confidential Information will cause irreparable injury to the other Party. Each Party shall notify the other Party immediately upon discovery of any unauthorized use, loss, or disclosure of Confidential Information and shall, at its own expense, cooperate with the other Party in every reasonable way to help regain possession of such Confidential Information and to prevent its further unauthorized use.

8.5	Public Disclosure.

Except as may be required by applicable Law, no Party shall make, or cause to be made, any press release, public announcement, or otherwise communicate with any news media, or make any academic or scientific publication or presentation in respect of the Compound, the Licensed Assets, this Agreement, or the transactions contemplated hereby without the prior written consent of the other Party. The Parties shall cooperate as to the timing and contents of any permitted press release, public announcement, or other such communication.

ARTICLE 9

Term and Termination

9.1	Term.

This Agreement will commence on the Effective Date and, unless earlier terminated pursuant to Section 9.2, shall remain in full force and effect until expiration of the last to expire of the Licensed Patents or entry of a final judgment ruling all of the Licensed Patents to be invalid or unenforceable (the Term).

9.2	Termination.

(a)	Mutual Termination Rights. This Agreement may be terminated by either Party:

(i) upon at least ninety (90) days prior written notice (or thirty (30) days prior written notice to the other Party in the event of a payment default) for any material breach of this Agreement or the Services Agreement (including, but not limited to, a failure to make any payment owing to Transferor under this Agreement or the Services Agreement, a failure of Transferee to develop the Compound and the Licensed Product and fund the Product Development in accordance with Sections 2.4 and 6.1 and the Development Plan, or a breach of Sections 3.3 or 13.3), by the other Party that remains uncured at the end of such 90-day or 30-day period, as applicable;

(ii) upon at least ten (10) days prior written notice to the other Party upon or in connection with the occurrence of a Liquidity Event or Major Financing;

(iii) immediately upon written notice to the other Party pursuant to Section 2.6(d); or

(iv) upon at least sixty (60) days prior written notice to the other Party following the third (3rd) anniversary of the Effective Date.

(b)	Transferor Termination Right. This Agreement may be terminated by Transferor immediately upon written notice to Transferee upon or in connection with the occurrence of a Major Transaction.

For the avoidance of doubt, any termination of this Agreement under this Section 9.2 in connection with a Liquidity Event, Major Financing, or Major Transaction may be made effective prior to the occurrence of such event or made conditional on the occurrence of such event, as specified in an applicable notice of termination.

9.3	Effect of Termination.

In the event of any expiration or termination of this Agreement, the Parties will enter into good faith negotiations to terminate and unwind the license granted hereunder and wind down any ongoing development or commercialization of the Compound or Licensed Product, but failing any mutual written agreement between the Parties to the contrary, the following will occur:

(a)	All license rights granted herein will immediately terminate, and Transferee shall no longer have any right under or to the Licensed Assets to use, make, have made, sell, offer for sale, or import the Compound or Licensed Product. In addition, Transferee will have no further rights under Section 2.3, and, further, Transferee acknowledges and agrees that it will not assert in any manner any rights under any Third-Party License Agreement. Notwithstanding the foregoing, no termination of this Agreement will be construed as a termination of any valid sublicense of any sublicensee or transferee as permitted hereunder; provided that (i) such sublicensee is at the time of such termination in compliance with the terms and conditions of its sublicense; (ii) such sublicensee agrees to and does continue to adhere to the terms and conditions of its sublicense, and further agrees to treat Transferor as if it were Transferee thereunder; and (iii) all accrued payment obligations to Transferor or its licensors relating to such sublicense are fully satisfied.

(b)	Each Party shall promptly return to the other Party (or its designee) all Confidential Information of the other Party in such Party’s possession. Without limitation of the foregoing, it is understood that upon termination, all Licensed Assets shall solely be the Confidential Information of Transferor and shall no longer constitute the Confidential Information of Transferee.

(c)	Transferee shall assign to Transferor (or its designee) all of Transferee’s interest under any and all regulatory filings and Regulatory Approvals with respect to the Compound and Licensed Products.

(d)	The following Articles and Sections will survive any expiration or termination of this Agreement: Sections 2.7, 3.4, 4.4, 5.2, 5.3; Article 8; Section 9.3; Article 10; Article 12 and Article 13. The expiration or termination of this Agreement shall not release either of the Parties from any liability which at the time of expiration or termination has already accrued to the other Party.

(e)	Subject to Section 9.3(f) below, Transferor will issue to Transferee or its designees a number of shares of Common Stock of Transferor equal to the lesser of: (i) the Capital Contributions paid to Transferee divided by $1.82, and (ii) the then fair market value of Transferee divided by the then fair market value of one share of Common Stock of Transferor, as such fair market values are reasonably determined in good faith by negotiations between Transferee and the independent members of the Board of Directors of Transferor. Such issuance will be effected pursuant to documentation to be negotiated in good faith and mutually agreed between Transferee and Transferor; provided, that each recipient of shares of Common Stock will join and become party to such shareholders agreements and other arrangements to which other holders of Common Stock are party.

(f)	In lieu of the issuance of Transferor Common Stock contemplated by Section 9.3(e) above, the Parties may mutually agree on an alternative arrangement whereby Transferor and Transferee (or Transferor and Transferee’s limited partners) enter into one or more agreements in form and substance mutually agreed by Transferor and Transferee providing for the issuance of Transferor Common Stock contemplated by Section 9.3(e) at a later date or upon the occurrence of certain conditions, which arrangement may involve the assumption of control of Transferee by Transferor or its designee through a corporate reorganization of Transferee, the issuance to Transferor of partnership interests in Transferee, a merger or consolidation of Transferee with or into Transferor or its Affiliate, or otherwise (an “Alternative Arrangement”). In the event that either Party requests an Alternative Arrangement pursuant to this Section 9.3(f) prior to the issuance of Common Stock contemplated by Section 9.3(e), the Parties shall discuss in good faith proposals for a mutually agreeable Alternative Arrangement and seek to mutually agree on documentation therefor. During the pendency of such discussions, Transferor will not issue shares of Common Stock as contemplated by Section 9.3(e) and Transferor will have no liability for the failure to issue such shares.

ARTICLE 10

Indemnification

10.1	By Transferor.

Transferor shall indemnify, defend, and hold harmless Transferee and its officers from and against any and all Losses arising out of or based on any breach of Transferor’s representations and warranties set forth in Article 4, except with respect to Losses for which Transferor is entitled to indemnification under Section 10.2.

10.2	By Transferee.

Transferee shall indemnify, defend, and hold harmless Transferor, its Affiliates, and its and their respective members, managers, officers, directors, shareholders, licensors, and personnel (collectively, “Indemnitees”) from and against any and all Losses arising out of or based on: (i) any breach of Transferee’s representations and warranties set forth in Article 4; (ii) Transferee’s or its sublicensee’s unauthorized use of any Licensed Asset or any asset or right under a Third-Party License Agreement; and (iii) the development, formulation, manufacture, clinical trial, marketing, sale, distribution or any other use by or through Transferee of the Compound or Licensed Product, including all recalls warranty claims, and product liability claims arising in connection with the Compound or any Licensed Product manufactured, used or distributed by Transferee or its affiliates, agents, representatives or sublicensees;

excluding, in each case, any Losses attributable to the negligence, willful misconduct or breach by Transferor of its obligations under the Services Agreement; and, excluding further, any losses for which Transferor has an indemnification obligation pursuant to Section 10.1.

10.3	Notice and Defense of Third-Party Claims.

In the event of a claim by a party for indemnification under this Article 10, such indemnified party shall give the indemnifying Party prompt notice of the claim and copies of all papers served upon or received by the indemnified party relating thereto. The indemnifying Party shall have the exclusive right to control the defense of such claim and all negotiations for its settlement or compromise; provided that the indemnifying Party will not have the right to bind the indemnified party to any non-financial settlement, consent, or other agreement without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed. The indemnified party shall provide reasonable assistance to the indemnifying Party, at the indemnifying Party’s expense, in connection with the defense of any such claim. The indemnified party shall have the right to participate in the defense of any such claim, at its expense.

ARTICLE 11

Insurance

11.1	Requirements.

During the clinical trials (including Phase I, Phase II, and Phase III trials as prescribed by FDA regulations and equivalent trials under the laws and regulations of a foreign country) prior to the first commercial sale of a Licensed Product, and then at such time as any product, process, or service relating to or developed pursuant to this Agreement is being commercially distributed or sold (other than for the purpose of obtaining Regulatory Approvals) by Transferee or any Affiliate, sublicensee, or agent of Transferee, Transferee shall be added as a named insured to Transferor’s policies of commercial general liability insurance.

ARTICLE 12

Limitations and Disclaimers

12.1	Disclaimer of Other Damages.

IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THE LIMITATIONS SET FORTH IN THIS SECTION 12.1 WILL NOT APPLY WITH RESPECT TO (A) A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 9 OR SECTION 2.1 OR 2.3; (B) ANY AND ALL AMOUNTS PAID WITH RESPECT TO INDEMNIFICATION OF THIRD-PARTY CLAIMS; OR (C) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN ITS PERFORMANCE HEREUNDER.

12.2	Limitations of Liability.

IN NO EVENT WILL TRANSFEROR’S AGGREGATE LIABILITY FOR DAMAGES OF ANY TYPE IN CONNECTION WITH THIS AGREEMENT EXCEED ONE MILLION UNITED STATES DOLLARS (US$1,000,000).

ARTICLE 13

Miscellaneous

13.1	Notices.

All notices, requests, claims, demands, and other communications regarding this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by email, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses:

If to Transferor: Vaccinex, Inc. 1895 Mt. Hope Avenue Rochester, New York 14620 Attention: Maurice Zauderer, Ph.D email: mzauderer@vaccinex.com

If to Transferee:

VX3 (DE) LP

c/o Norton Rose Fulbright Canada LLP
200 Bay Street, Suite 3800
Royal Bank Plaza, South Tower
Toronto, Ontario
M5J 2Z4
Attention: Richard Sutin
Email: richard.sutin@nortonrosefulbright.com

With copies (which shall not constitute notice) to: Hogan Lovells US LLP 100 International Drive, Suite 2000 Baltimore, Maryland 21202 Attention: Asher M. Rubin Email: asher.rubin@hoganlovells.com

With copies to:

VX 3 Inc.

c/o Norton Rose Fulbright Canada LLP
200 Bay Street, Suite 3800
Royal Bank Plaza, South Tower
Toronto, Ontario
M5J 2Z4
Attention: Richard Sutin
Email: richard.sutin@nortonrosefulbright.com

13.2	Merger.

This Agreement, together with the Services Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to such subject matter.

13.3	Assignment.

No Party hereto may, in whole or in part, assign its interests and/or obligations under this Agreement to any Person (including by operation of law, judicial process, or otherwise) without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, that either Party shall have the right to assign this Agreement without such consent to an Affiliate of such Party for such time and so long as such Person remains an Affiliate of such Party. Any assignment by an assignee permitted under this Section 13.3 to any Person who is not an Affiliate of the original assigning Party shall require the prior written consent of the other Party.

13.4	Certain Interpretive Provisions.

The words “hereof,” “herein,” “hereunder,” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” (and variations thereof, such as “includes”) is not limiting and means “including without limitation.” Unless otherwise provided, references in this Agreement to “Dollars,” “dollars” or “$” are to U.S. Dollars. The captions and headings of this Agreement are for convenience of reference only and will not affect the interpretation of this Agreement.

13.5	Independent Contractor.

The relationship between the Parties is and shall be that of independent contractors. This Agreement does not establish or create a partnership or joint venture between the Parties. Neither Party shall have any right or authority to bind, or enter into any contract on behalf of, the other Party, nor shall either Party hold itself out as having such authority.

13.6	Severability.

In the event that a court of competent jurisdiction shall find any provision herein illegal, invalid, or unenforceable, that provision shall be enforced, if possible, to the greatest extent allowed by Law in accordance with the Parties’ intent as reflected by this Agreement. If that provision cannot be enforced, the remainder of this Agreement will be enforced to the greatest extent possible, and the offending provision will be treated as though not part of this Agreement.

13.7	No Third-Party Beneficiaries.

Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.8	Amendment.

This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of Transferor and Transferee.

13.9	Governing Law and Venue.

This Agreement is deemed to be consummated in the State of New York, U.S.A. The terms and provisions of this Agreement shall be construed and interpreted pursuant to the laws of the State of New York, without regard to the conflict of law rules or principles thereof (other than Section 5-1401 of the New York General Obligations Law). The state or federal courts located in the State of New York are the agreed-upon forum for the resolution of all disputes arising hereunder, and the parties hereto, their officers, and employees hereby (a) consent and submit to the exclusive jurisdiction and venue of the aforesaid courts for the purpose of resolving all disputes arising under or related to this Agreement and (b) consent to service of process by registered mail, return receipt requested, or any other manner consistent with federal or New York laws.

13.10	Counterparts.

This Agreement may be executed in one or more counterparts, and by the respective Parties in separate counterparts, including by facsimile or by .PDF signature, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

13.11	Waiver.

The failure of either Party to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, nor in any way affect the validity of this Agreement or any part of it or the right of either Party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement will be held to be a waiver of any other or subsequent breach.

13.12	Further Assurances.

Each Party will execute and deliver such additional instruments and other documents and use commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary under applicable Law to consummate all transactions contemplated hereby.

13.13	Injunctive Relief.

Each Party acknowledges that monetary damages are an insufficient remedy for (a) any actual or threatened breach by Transferee of any of its obligations arising under Section 2.1 or 2.3 or (b) any actual or threatened breach by either Party of its obligations under Article 9; that the other Party shall be entitled, without waiving other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction to prevent or enjoin such actual or threatened breach.

13.14	Construction.

This Agreement has been negotiated by the Parties and their respective counsel in good faith and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any Party.

13.15	Force Majeure.

Neither Party shall be liable to the other for failing to carry out the terms of this Agreement where such failure is the result of a strike or other labor disturbance; acts, regulations, or laws of any government; war or civil commotion; failure of common carriers; fire; flood; earthquake; storm; or any other event beyond the reasonable control of the affected Party. In the event of any such event that results in a Party’s failure to carry out the terms of this Agreement, the non-performing Party shall provide prompt written notice to the other Party, and shall promptly take reasonable steps to eliminate or correct or minimize the effects thereof and to resume performance of its affected obligations as soon as practicable. Should the event continue to prevent performance for a period of sixty (60) days or more, the Parties shall enter into good faith discussions with a view to alleviating its effects or to agreeing upon such alternative arrangements as may be fair and reasonable having regard to the circumstances prevailing at that time.

13.16	Export.

Transferee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the “Export Administration Regulations and Arms Export Control Act,” as amended) controlling the export of technical data and other commodities. The transfer of such items may require a license from the cognizant agency of the U.S. government or written assurances by Transferee that it shall not export such items to certain foreign countries without the prior written approval of such agency.

(signature page follows)

IN WITNESS WHEREOF, intending to be legally bound, the Parties have caused this License Agreement to be executed by their duly authorized representatives.

VACCINEX, INC., as Transferor

By:	/s/ Maurice Zauderer
Name: Maurice Zauderer
Title: CEO

VX3 (DE) LP, as Transferee By: VX 3 Inc., its General Partner

By:	/s/ Richard Sutin
Name: Richard Sutin
Title: President